EMPLOYMENT AGREEMENT


     This Agreement made this 1st day of November, 1996, by and between 1MAGE Software, Inc. (hereinafter "ISI"), employed at ISI located at 6486
S. Quebec St., Englewood, Colorado and David R. DeYoung (hereinafter
"Employee").

RECITALS

     WHEREAS, ISI desires to assure itself of the service of Employee and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth, and

     WHEREAS, Employee is desirous of entering into such a contract of employment as ISI President and CEO;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the parties hereto agree as follows:

     1. EMPLOYMENT. ISI hereby employs Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date of this Agreement and shall terminate on October 31, 1999. This Agreement can then be modified annually by mutual consent of both parties.

     3. COMPENSATION. For all services rendered by the Employee under this Agreement, ISI shall compensate the Employee annually with an executive compensation package in accordance with the recommendations of the Compensation Committee of the Board of Directors (hereinafter the "Board") of ISI. ISI agrees that the annual salary as defined by the Compensation Committee will not be less than the amount authorized in the minutes of the meeting held on 9/4/1996 during the term of this Agreement unless stipulated by the Employee. ISI further agrees that the Compensation Committee will review the executive compensation package annually, in accordance with the anniversary date of the Agreement.

          a. The Board or the Compensation Committee shall grant a sufficient number of ten-year options to the Employee under the 1996 Equity Incentive Plan or otherwise as are necessary to permit him to retain the same percentage of beneficial ownership interest in ISI as held on December 16, 1996.

          b. The options granted are to have an exercise price equal to the fair market value of ISI's shares on the date such terms are approved by the Board. The details of this provision are further outlined in the resolutions to the minutes of the Board of Directors meeting held on December 16, 1996.

          c. Employee will be paid a quarterly bonus based on the financial performance of the Company. This bonus will be paid at the rate of 5% of the Company's accumulative pre-tax profit. An annual bonus may be paid to the Employee, based on the performance of the Company and at the discretion of the Board of Directors.

     4. EXPENSES. ISI shall reimburse Employee for all business expenses incurred in pursuit of the business of ISI, upon presentation by the Employee from time to time of an itemized account of such expenditures.

     5. VACATION. Employee shall be entitled each year to a vacation of six weeks, which shall be taken on a pre-scheduled basis.

     6. FRINGE BENEFITS. ISI shall pay for the Employee in the regular fringe benefit plan available to ISI employees, including medical disability, and life insurance. Benefits incurred during the previous term of the previous Employment Agreement will not be reduced by this Agreement.

     7. EXTENT OF SERVICES. Employee shall devote his time, attention and energies to managing ISI and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require full time service on the part of the Employee in the operation of the affairs of the companies in which investments are made.

     8. DEATH DURING EMPLOYMENT. If the Employee dies during the term of this employment, ISI shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee for the three months after the date on which his death occurs. In addition, all bonuses earned prior to Employee's date of death shall be paid to Employee's estate.

     9.   TERMINATION.  ISI may terminate this Agreement at any time:

          a. Because of Employee's fraud, misappropriation, embezzlement or similar act,

          b. If Employee shall have breached any provision of this Agreement, without having cured said default within thirty days after receipt of written notice thereof.

          c. Should ISI terminate his employment for any reason other than cause, the Employee shall receive immediate vesting of any and all outstanding options and warrants, and subsequent to the term of this Agreement, a cash severance package equal to one year's cash compensation (including bonus). Also, should termination occur within two years of a change in control of ISI, such termination will be deemed to be not for cause, regardless of the reasons for termination.

     10. NOTICES. Any notice required or permitted to this Agreement must be in writing and delivered by certified US mail to the parties of this Agreement.

     11. WAIVER OF BREACH. The waiver by ISI of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

     12. ASSIGNMENT. The rights and obligations of ISI under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of ISI. The rights and obligations of the Employee under its Agreement shall inure to the benefit of and shall be binding upon the Employee's heirs, successors and assigns, except that Employee's obligation to perform such further services and rights to receive payment therefore are expressly declared to be non-assignable and non-transferable.

     13. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


Accepted:  /s/ David R. DeYoung    ISI:

                                   /s/ David R. DeYoung
                                       President

Ratified by the Compensation Committee:

/s/ Robert Wiegand II              Dated: Nov. 1, 1997
/s/ Charles E. Burns